Exhibit 4.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                               REGENT GROUP, INC.

      Regent Group, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Company's Certificate of Incorporation, as amended, and pursuant to
Section 151(g) of the General Corporation Law of the State of Delaware, on July 26, 2001, the Board of Directors of the Company by unanimous written consent, adopted the following resolutions: (i) redesignating as authorized but undesignated shares of preferred stock all 100,000 authorized but unissued shares of Series A Convertible Preferred Stock, all 114,719 authorized but unissued shares of Series B Convertible Preferred Stock and all 95,737 authorized but unissued shares of Series C Preferred Stock; and (ii) establishing a new series of Three Hundred and Seventy Thousand (370,000) shares of the Company's preferred stock, $1.00 par value per share, to be designated as its Series D Convertible Preferred Stock:

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company, the Board hereby redesignates as authorized but unissued and undesignated shares of the Company's preferred stock the following: all 100,000 authorized but unissued shares of Series A Convertible Preferred Stock, all 114,719 authorized but unissued shares of Series B Convertible Preferred Stock and all 95,737 authorized but unissued shares of Series C Preferred Stock; and it is further

            RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation of the Company, the Board hereby establishes an additional series of preferred stock of the Company and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares, as follows:

      (1) Designation; Number of Shares. The shares of such series shall be designated as "Series D Preferred Stock", par value $1.00 per share, and the number of shares constituting the Series D Preferred Stock shall be Three Hundred and Seventy Thousand (370,000).

      (2) Rank. The Series D Preferred Stock shall rank prior to all of the Company's common stock, $.06-2/3 par value per share (the "Common Stock"), and any other capital stock of the Company, now outstanding or hereafter issued (such Common Stock and other capital stock being referred to herein collectively as "Junior Stock,"), except for preferred stock of any class established after the date of the certificate of designations of the Series D Preferred Stock, which ranks on a par with the Series D Preferred Stock and Senior Stock (as hereinafter defined), as to declaration of dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. "Senior Stock" shall mean one or more series of preferred stock hereafter authorized and designated as ranking prior to the Series D Preferred Stock, both as to payments of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Series D Preferred Stock shall rank junior to all Senior Stock, both as to payments of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      (3) Dividends. The shares of Series D Preferred Stock shall not bear any dividends.

      (4) Distribution of Assets Upon Liquidation. Subject to the preferential rights of the Senior Stock, in the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, each holder of shares of Series D Preferred Stock and the holders of shares of any other class of stock ranking on parity with the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company shall be entitled to receive, ratably with the other holders of shares of Series D Preferred Stock, that portion of the assets of the Company available for distribution to its stockholders as the liquidation preference of the Series D Preferred Stock held by such holder bears to the aggregate liquidation preference of the total number of (a) shares of Series D Preferred Stock and (b) shares of any other class or series of preferred stock equal in rank with Series D Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company.

      (5) Voting Rights. Each holder of outstanding shares of Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of Series D Preferred Stock held by such holder would then be convertible assuming a sufficient number of shares of Common Stock were then authorized and available for issuance (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock). Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

      (6) Conversion of Preferred Shares. The shares of Series D Preferred Stock shall be convertible into shares of Common Stock at the rate of 641.215 shares of Common Stock for each share of Series D Preferred Stock, subject to adjustment as set forth in Section 6(c) below (the "Conversion Rate"), on the terms and conditions set forth in this Section 6.

            (a) Mandatory Conversion. At any time, at the Company's option, upon the vote of the majority of the Board of Directors of the Company, all but not less than all of the shares of Series D Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Rate then in effect (a "Mandatory Conversion"); provided, in no event shall the Company require a Mandatory Conversion until such time as there is a sufficient number of authorized but unissued shares of Common Stock available for issuance upon conversion of all of the issued and outstanding shares of Series D Preferred Stock.

            In the event that the Company elects to effect a Mandatory Conversion, the Company shall deliver to each holder of outstanding shares of Series D Preferred Stock a notice setting forth such election to effect Mandatory Conversion (the "Mandatory Conversion Notice"). Upon receipt of the Mandatory Conversion Notice, each holder of Series D Preferred Stock shall, as soon as practical, surrender its or his/her certificate or certificates of Series D Preferred Stock, duly endorsed, at the principal executive office of the Company or of any transfer agent for the Series D Preferred Stock and shall give written notice to the Company at its principal executive office of the names or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practical thereafter, issue or cause to be issued and deliver to such holder of Series D Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Mandatory Conversion under this Section 6(b) shall be deemed to have been made, and the person or persons entitled to receive shares of Common Stock issuable upon the Mandatory Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, immediately prior to the close of business on the date the Board of Directors of the Company approves the Mandatory Conversion.

            (b) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series D Preferred Stock; instead, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole number.

            (c) Adjustments of Conversion Rate for Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock.

                  (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then on the date such payment is made or such change is effective, the Conversion Rate of the Series D Preferred Stock shall be increased so that the number of shares of Common Stock issuable on conversion of any shares of the Series D Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                  (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then on the effective date of such combination, the Conversion Rate for each series of Series D Preferred Stock shall be decreased so that the number of shares of Common Stock issuable on conversion of shares of the Series D Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            (d) In the event any shares of Series D Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Company, the shares so converted or reacquired shall be canceled, may not be reissued as Series D Preferred Stock and shall revert to the status of authorized but unissued and undesignated shares of Preferred Stock and may be redesignated and reissued.

      (7) Reservation of Shares. As soon as practicable, the Company shall hold a meeting of its stockholders for the authorization of (i) an increase in the number of authorized shares of Common Stock or (ii) a subdivision of the outstanding shares of Common Stock and to take any other action as may be necessary to have available out of the Company's authorized and unissued Common Stock, a number of shares of Common Stock as shall be sufficient to effect the Mandatory Conversion. Thereafter, the Company shall, so long as any of shares of Series D Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the Mandatory Conversion, such number of its authorized shares of Common Stock as shall from time to time be sufficient to effect the Mandatory Conversion.

      (8) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the shares of Series D Preferred Stock and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date.

      (9) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Robert M. Long, its Chairman of the Board, as of the 26th day of July 2001.

                                       REGENT GROUP, INC.

                                       By: /s/ Robert M. Long
                                           ----------------------------------
                                           Robert M. Long
                                           Chairman of the Board